                                                                                                       Exhibit 21.1
                                                                                     Subsidiaries of the Registrant
o        DealTime.com, Inc., a Delaware corporation
o        DealTime.com K.K., a corporation organized under the laws of Japan
o        Papricom Holdings B.V. ("Papricom"), a corporation organized under the laws of the Netherlands
o        DealPilot.com AG, a corporation organized under the laws of Germany
o        DealTime.com (Europe) B.V., a corporation organized under the laws of the Netherlands
o        DealTime.com (UK) Limited, a corporation organized under the laws of England and Wales
o        DealTime.com (Germany) GmbH, a corporation organized under the laws of Germany